Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Summary Consolidated Financial Information,” “Selected Consolidated Financial Data” and “Independent Registered Public Accounting Firm” and to the inclusion of our reports dated December 22, 2008 with respect to FriendFinder Networks Inc. and November 6, 2008 with respect to Various, Inc. in the Registration Statement on Form S-1 and the related Prospectus of FriendFinder Networks Inc. dated December 23, 2008.

/s/ Eisner LLP

New York, New York

December 22, 2008